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                                                        Exhibit n(xi)
[Translation]


                        MINISTRY OF FINANCE AND ECONOMY


Document No.:  JEUNGJAE 41296-20

Enforcement Date:  February 28, 1997

To: Young Moo Shin, Esq. and
    Law Offices of Shin & Kim

Re: Amendment to the Approval of the Investment in Korean
    Securities Regarding The Korea Fund, Inc.

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1.      Reference is made to your letter, SEJONG NO. 97-0212
        (dated February 26, 1997).

2. Pursuant to Article 303 of the Securities and Exchange Act and Article 10-66 of the Foreign Exchange Management Regulations, we hereby approve the investment in Korean securities by the Korea Fund, Inc. of the proceeds of its sixth offering as set forth in the attached.

Attachment:     A copy of the "Amendment to the License, Approval and
                Confirmation Regarding The Korea Fund, Inc."


                        MINISTER OF FINANCE AND ECONOMY
                            (Official Seal Affixed)


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To:     The Korea Fund, Inc.
        Scudder, Stevens & Clark, Inc.
        Daewoo Capital Management Co., Ltd.

Re:     Amendment to the Licence, Approval and Confirmation of
        The Korea Fund, Inc.


        We understand that The Korea Fund, Inc. (the "Fund") has proposed to increase its capital through a stock offering of its Common Stock to its shareholders (the "Six Offering"). Shares of such Common Stock will be offered in the Six Offering with the aggregate increase in capital (i.e. gross subscription price) of not more than US$200 million.

        The Minister of Finance and Economy, on behalf of the Government of the Republic of Korea, pursuant to Korean law presently in force, hereby amends the Licence, Approval and Confirmation dated June 22, 1984, as amended on April 11, 1986, August 2, 1989, October 7, 1992, October 20, 1993, May 12, 1995, March
30, 1996 and September 30, 1996 (as amended, the "License") as set forth below. In all other respects, the Licence remains unchanged and in full force and effect, and the confirmations made therein are repeated as of the date of this Amendment.

1. The permission granted by Paragraph 1.A of the License shall extend as well to the investment of proceeds from the Sixth Offering.

2. The following new sentence shall be added to the end of Paragraph 1.A of the Licence:

                "The Fund may purchase shares in initial public offering on the same basis as Korean domestic institutional investors."

3. The limit on investments in listed bonds set forth in Paragraph 4.D.2) of the License shall be changed from 10% to 20%.